EXHIBIT 99.1




     OraLabs Holding Corp. Receives Letter Regarding NASDAQ Listing


    ENGLEWOOD, Colo.--(BUSINESS WIRE)--Sept. 25, 2003--OraLabs Holding Corp. (the "Company") (Nasdaq:OLAB) received a letter dated September 23, 2003, from the NASDAQ Stock Market, Inc., notifying the Company that because its common stock maintained a minimum market value of publicly held shares of $1,000,000 or more for at least ten consecutive trading days, the Company regained compliance with Marketplace Rule 4310(c)7 and that matter is now closed.
    As previously reported, the Company's common stock still remains subject to delisting if the Company does not regain compliance by November 19, 2003, with the minimum $1.00 bid price for at least ten consecutive trading days (or such longer period as may be required), as required by Marketplace Rule 4310(c)(4).

    OraLabs, Inc. product line includes breath drops, breath sprays, lip balms, sour candy and a variety of private label products. The Company's brands include Ice Drops(R) brand of breath drops and sprays, Sour Zone(TM) brands of sour drops and sprays, Lip Rageous(R), Lip Naturals(TM), Chap Ice(R), Essential Lip Moisturizer(TM), and numerous private label brands of lip balm. OraLabs products are sold through more than 50,000 retail outlets in the United States and in over 35 foreign markets. Additionally, OraLabs supplies various amenity products to airlines, hotels and the promotional products industry. OraLabs also distributes a dietary supplement line.

    Forward-Looking and Cautionary Statements

    Except for historical information and discussions contained herein, statements included in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to statements regarding anticipated sales growth, expectations regarding financial results for the quarter and expectations regarding future outcomes. These statements are based on the Company's current beliefs and expectations as to such future outcomes. These statements involve a number of risks, uncertainties, and other factors that could cause results to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.


    CONTACT: OraLabs Holding Corp.
             Gary Schlatter, 303-783-9499
             gschlatter@oralabs.com